RIDER FOR
LEVEL TERM INSURANCE BENEFIT ON DEPENDENT CHILDREN

Read the list of Supplementary Benefits on the Contract Data page(s).
This Benefit is a part of this contract only if it is listed there.

Benefit. - We will pay an amount under this Benefit if we receive due proof that a dependent child died (1) before the term insurance provided by the Benefit on his or her life ends; and (2) while this contract is in force and not in default past the last day of the grace period. But our payment is subject to all the provisions of the Benefit and of the rest of this contract.

The phrase dependent child means the lnsured's child, stepchild or legally adopted child who (1) has reached the 15th day of life; and (2) has not reached the first contract anniversary after his or her 25th birthday; and either (3) just before the contract date of this contract was insured under the earlier contract from which this contract was exchanged or changed; or (4) is acquired by the Insured on or after the date of this contract but before the child's 18th birthday.

We show the amount of term insurance under this Benefit on the Contract Data page(s). The insurance on each dependent child's life will end on the earlier of: (1) the day before the first contract anniversary after the child's 25th birthday; and (2) the day before the first contract anniversary after the lnsured's 65th birthday.

PAID-UP INSURANCE ON DEATH OF INSURED

Paid-up Insurance on Dependent Children. - The Insured might die while this contract is in force and not in default past the last day of the grace period. In this case, any term insurance provided by this Benefit on a dependent child's life will become paid-up term insurance. While this paid-up insurance is in effect, the contract will remain in force. The paid-up insurance will have cash values but no loan value.

If this Benefit becomes paid-up, it may be surrendered for its net cash value. This will be the net value on the date of surrender of the paid-up insurance. But, within 30 days after a contract anniversary, the net cash value will not be less than it was on that anniversary. To compute this net cash value, we use the Commissioners 19B0 Standard Ordinary Mortality Table. We use continuous functions based on age last birthday. We use an effective interest rate of 4% a year.

We will usually pay any cash value promptly. But we have the right to postpone paying it for up to six months. If we do so for more than 30 days, we will pay interest at the rate of 3% a year. If we are asked for the values which apply, we will furnish them.

CONVERSION OF INSURANCE ON DEPENDENT CHILDREN

Right to Convert. - lf the insurance on a dependent child ends as we state in the last paragraph under Benefit above, that child may be able to obtain a new contract of life insurance on his or her life, in either this company or The Prudential Insurance Company of America. In any of these paragraphs, when we use the phrase the company we mean whichever of these companies may issue the new contract. It will not be necessary to prove that the child is insurable.

Conditions. - The right to obtain a new contract is subject to all these conditions: (1) The insurance on the child must end while this contract is in force and not in default past the last day of the grace period. (2) The amount of the new contract must meet the minimum as we describe under Contract Specifications. (3) We must have a written application for the new contract at our Service Office no later than the date the insurance on the child ends.

The new contract will not take effect unless the premium for it is paid while the child is living and within 31 days after its contract date. If the premium is paid as we state, it will be deemed that the insurance under the new contract took effect on its contract date.

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Contract Date. - The date of the new contract will be the day after the date the insurance on the dependent child ends.

Contract Specifications. - The new contract will be in the standard or an equivalent rating class. The company will set the issue age and the premiums for the new contract in accord with its regular rules in use on the date of the new contract.

We will endorse the new contract to show that the period we state in its Incontestability provision will start on the date coverage of the child began under this Benefit or under a similar one in the earlier contract from which this contract was exchanged or changed. But if this contract or the earlier contract was reinstated after the date the coverage began but before the date of the new contract, that period will start on the date of the most recent reinstatement. We will have the right to use the statements that were made to us as the basis for reinstatement to contest the new contract. The period during which we will have that right will be the period we state in the Incontestability provision of the new contract.

We will endorse the new contract to show that the period we state in its Suicide Exclusion provision will start on the date coverage of the child began under this Benefit or under a similar one in the earlier contract.

The new contract may call for annual premiums. If the company agrees, the owner of the new contract will be able to have premiums fall due more often.

The contract may be any one of the following:

1.A contract like the one to which this Benefit is attached, if Pruco Life Insurance Company is regularly issuing such contracts at that time. Its face amount will be the amount asked for in your request. But it cannot be less than $50,000 or more than five times the amount of insurance on the child's life under the Benefit.
2.A Life Paid Up at Age 85 plan (Life Paid Up at Age 65 plan if the issue age for the new contract is less than 15 years). In this case the new contract will be issued by The Prudential Insurance Company of America. Its face amount will be the amount asked for in your request. But it cannot be less than $5,000 or more than five times the amount of insurance on the child's life under this Benefit; but the total amount for the child may not exceed the maximum amount allowed by law.
3.A contract of life insurance of a kind regularly being issued by Pruco Life Insurance Company at that time for $25,000 or more. Its face amount will be the amount you ask for in your request. But it cannot be less than $25,000 or more than five times the amount of insurance on the child's life under the Benefit.

The new contract will not have Supplementary Benefits other than as we describe in this and in the next paragraph. If the company would include in other contracts like the new contract a benefit for waiving or paying premiums in the event of disability, here is what the company will do. Even though this contract does not have such a benefit on the life of that child, the company will put it in the new contract on his or her life. The benefit, if any, in the new contract will be the same one, with the same provisions, that the company puts in other contracts like it on its contract date. In this paragraph, when we use the phrase other contracts like it, we mean contracts the company would regularly issue on the same plan and for the same rating class, amount, issue age and sex.

No premium will be waived or paid by us for disability under the new contract unless the disability started on or after its contract date. And no premium will be waived or paid by us for disability under a new contract unless it has a benefit for waiving or paying premiums in the event of disability. This will be so even if scheduled premiums have been paid by us under this contract.

Changes. - lf the insurance on a dependent child ends as we state in the last paragraph under Benefit above, that child may be able to obtain a new contract of life insurance other than in accord with the requirements we state in this form. But this kind of change may be made only if the company consents and will be subject to conditions and charges that are then determined.

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MISCELLANEOUS PROVISIONS

Beneficiary. - The word beneficiary where we use it in this contract without qualification means the beneficiary for insurance payable upon the death of the Insured.

Unless we endorse this contract to say otherwise, these two statements will apply: (1) The beneficiary for insurance payable upon the death of a dependent child will be the insured if living, otherwise the beneficiary for insurance payable upon the death of the Insured (2) If no such beneficiary is living when insurance under this Benefit becomes payable, we will make the payment in one sum to the estate of the later to die of the Insured and such beneficiary.

The beneficiary for insurance payable upon the death of a dependent child may be changed. The request must be in writing and in a form that meets our needs. It will take effect only when we file it at our Service Office; this will be after the contract is sent to us to be endorsed, if we ask for it. Then any previous beneficiary's interest in such

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insurance will end as of the date of the request. It will end then even if the child is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee of whom we know. When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated.

Reinstatement. - lf this contract is reinstated, it will not include the insurance that we provide under this Benefit on the dependent children illness you give us any facts we need to satisfy us that each child who is to be insured on or within 15 days after the date of reinstatement is insurable for the Benefit. If you do not give us the facts we need for any child, the Benefit may be reinstated if all the other conditions are met to reinstate the contract. But you must send the contract to us to be endorsed to show that the child is not insured under the Benefit.

Contract Value Options. - lf this contract has a Contract Value Options provision, it will apply only during the Insured’s lifetime. Any extended or reduced paid-up insurance that may be described there is on the life of the Insured only.

Contract Loans. - lf this contract has a Loans provision, we will not consider any contract debt when we determine the amount payable, if any. at the death of a dependent child.

Incontestability. - Except for non-payment of premium, we will not contest this Benefit with respect to the insurance on any dependent child's life after it has been in force during the child's lifetime for two years from (1) the date the level term insurance benefit on dependent children began under the earliest contract; or, if later, (2) the date of any rider that added the child for coverage under any such earlier contract. But, in any case, if there was a later reinstatement of any such earlier contract then the two years will start on the date of the most recent reinstatement.

Benefit Premiums and Charges. - We show the premiums for this Benefit under List of Supplementary Benefits in the Contract Data pages, and these premiums are included in the Scheduled Premiums shown in these pages. From each premium payment, we make the deductions shown under Schedule of Expense Charges in these pages and the balance is the invested premium amount which is added to the contract fund.
The monthly charge for this Benefit is deducted on each monthly date from the contract fund. The amount of that charge is included in the Schedule of Monthly Deductions in the Contract Data pages.

Benefit premiums and monthly charges stop on the earliest of the death of the Insured and the first contract anniversary after the Insured’s 65th birthday.

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If the Contract Becomes Paid-up. - lf the contract becomes paid-up we will deduct from the contract fund the present value at that time of future charges for this Benefit, discounted at a rate we set from time to time but no less than 496 a year. The Benefit will remain in force, but thereafter we will make no deductions from the contract fund to pay for it. The Benefit will have cash values but no loan value. The net cash value will be the present value at that time of the future monthly charges that would then remain to be paid under this Benefit if the contract had not become paid-up.

Termination. - This Benefit will end on the earliest of:

1.the end of the last day of grace if the contract is in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;
2.the end of the day before the first contract anniversary after the Insured’s 65th birthday;
3.the date the contract is surrendered under its Cash Value Option, if it has one, or the paid-up insurance, if any, under the Benefit is surrendered; and
4.the date the contract ends for any other reason.

Further, if you ask us in writing in the premium period, we will cancel the Benefit as of the first monthly date on or after we receive your request. Contract premiums and monthly charges due then and later will be reduced accordingly.

MAXIMUM TOTAL AMOUNT OF INSURANCE ALLOWED BY LAW

A dependent child might die when his or her age is less than 14 years and six months. And there might be other life insurance, with us or other companies, payable on the child’s life under a contract(s) that was issued and dated before the insurance for the child took effect under this Benefit or under a similar one in the earlier contract from which this contract was exchanged or changed. If so, the most we could pay under. this Benefit for that death is the excess of (1) the maximum that is allowed to be paid in accord with the Table below, over (2) the amount of the insurance on the child’s life under (all) the other contract(a). If the amount of insurance on the child’s life under this Benefit is greater than that excess. we will reduce it by the difference. with appropriate adjustment of the premium as filed with the Superintendent of Insurance of New York.

If the insurance under this Benefit is more than we would be allowed to pay upon a dependent child’s death, you may wish to have us reduce it to what we could pay, with appropriate adjustment of the premium as filed with the Superintendent of Insurance of New York. To do so, you must ask us in writing and in a form that meets our needs. You must also send the contract to us to be endorsed.

When we compute insurance under this or other contracts we will not include (1) return premium benefits; (2) dividend additions; or (3) benefits that are paid only for death by accident.

DEPENDENT CHILD"S AGE AT DEATH	MAXIMUM AMOUNT ALLOWED
Less than four years and six month	$5.000 or. if more, 25% of the amount of life insurance in force on the life of the Insured on the date the insurance for the child or a similar one in the earlier contract
Four years and six months or more, but less than fourteen years and six months	$10,000 or, if more, 50% of the amount of life insurance in force on the life of the Insured on the date the insurance for the child takes effect under this benefit or a similar one in the earlier contract

This Supplementary Benefit rider
attached to this contract on the Contract Date

Pruco Life Insurance Company of New Jersey,
By: /s/ Isabelle L. Kirchner
             Secretary

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CONTRACT DATA

LIST OF SUPPLEMENTARY BENEFITS
(EACH BENEFIT IS DESCRIBED IN THE FORM
THAT BEARS THE NUMBER SHOWN FOR IT)

AL184Y LEVEL TERM INSURANCE BENEFIT ON DEPENDENT CHILDREN.
AMOUNT OF TERM INSURANCE ON EACH DEPENDENT CHILD IS $X,XXX-
ANNUAL PREMIUMS FOR BENEFIT AL184Y ARE $XX.XX EACH
•••••END OF LIST•••••

SCHEDULE OF PREMIUMS
DUE DATES OF SCHEDULED PREMIUMS OCCUR ON THE CONTRACT DATE AND AT INTERVALS OF 12 MONTHS AFTER THAT DATE.

SCHEDULED PREMIUMS ARE $XXX.XX EACH
CHANGING ON XXX X, XXXX TO $XXX.XX EACH
SCHEDULED PREMIUMS INCLUDE THE PREMIUMS FOR BENEFIT AL184Y

•••••END OF SCHEDULE•••••

SCHEDULE OF EXPENSE CHARGES

FROM EACH PREMIUM PAID WE DEDUCT A PER-PAYMENT PROCESSING CHARGE OF
$2.00.

FROM THE REMAINDER WE DEDUCT A CHARGE OF 7.5%.
AFTER DEDUCTION OF THIS AMOUNT, THE BALANCE IS THE INVESTED PREMIUM AMOUNT (SEE PAGE X.)

THERE IS A MAXIMUM MONTHLY CHARGE OF $4.00 THAT WE DEDUCT FROM THE CONTRACT FUND. (SEE PAGE X.)

•••••END OF SCHEDULE•••••

SCHEDULE OF MONTHLY DEDUCTIONS

MONTHLY DEDUCTIONS FOR ANY SUPPLEMENTARY BENEFITS ARE AS FOLLOWS:

MONTHLY DEDUCTIONS ARE         $XXX.XX EACH
CHANGING XXX XX, XXXX TO         $XXX.XX EACH

•••••END OF SCHEDULE•••••

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